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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   COM21, INC.


        Com21, Inc., (the "Corporation") a corporation organized and existing under and by virtue of the general Corporation Law of the State of Delaware, hereby certifies as follows:

        FIRST: The name of the corporation is Com21, Inc. and that corporation was originally incorporated on June 29, 1992 pursuant to the General Corporation Law.

        SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation and is set forth in its entirety as follows:


                                    ARTICLE I

        The name of the corporation is Com21, Inc.

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").


                                   ARTICLE IV

        A. Classes of Stock. The Corporation is authorized to issue two classes of



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stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Forty Five Million (45,000,000) shares. Forty Million (40,000,000) shares shall be Common Stock, par value $0.001 per share and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.

        B. Rights, Preferences and Restrictions of Preferred Stock. Without further stockholder approval, the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the powers, preferences, rights and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The powers, preferences, rights and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C. Common Stock.

           1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

           2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

           3. Redemption. The Common Stock is not redeemable.

           4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.



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                                    ARTICLE V

        Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.


                                   ARTICLE VI

        In furtherance and not in limitation of the powers conferred by statute and subject to the provisions of Article VII:

        A. The Board of Directors of the Corporation is expressly authorized to adopt, amend, alter, or repeal the Bylaws of the Corporation.

        B. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        C. Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.


                                   ARTICLE VII

        A director of this Corporation, to the full extent permitted by the GCL as it now exists or as it may hereafter be amended, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the GCL is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

        Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



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                                  ARTICLE VIII

        To the full extent permitted by the GCL and any other applicable law, this Corporation is also authorized to provide indemnification of, and advancement of expenses to, such directors, officers, employees and agents through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

        Any repeal or modification of any of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.


                                   ARTICLE IX

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.







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        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be signed by Peter D. Fenner, its President, and attested to by David L. Robertson, its Chief Financial Officer and Secretary, on this __ day of April, 1998.

                                        COM21,INC.



                                        By:
                                            ------------------------------------
                                        Peter D. Fenner
                                        President and Chief Executive Officer



ATTEST:


-------------------------------------
David L. Robertson,
Chief Financial Officer and Secretary